Equity Residential

Second Quarter 2022

Earnings Release & Supplemental Information

GRESB REAL ESTATE sector leader 2021 Development

Nareit
2021 Gold Nareit Corporate Diversity, Equity and Inclusion Award Recipient

osprey

INVESTOR RELATIONS CONTACT:
Mr. Marty McKenna
investorrelations@eqr.com
(312) 474-1300
Two North Riverside Plaza
Chicago, IL 60606

FEATURED COMMUNITIES (top to bottom):
Zephyr on the Park – Redmond, WA | Acquired August 2021
Osprey – Atlanta, GA | Acquired July 2021

Second Quarter 2022 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 26, 2022

Equity Residential Reports Second Quarter 2022 Results

Robust Demand and Continued Strong Cost Controls Drive Guidance Improvements

Chicago, IL – July 26, 2022 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2022.

Second Quarter 2022 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$0.59	$0.84	$(0.25)	(29.8%)
Funds from Operations (FFO) per share	$0.89	$0.78	$0.11	14.1%
Normalized FFO per share	$0.89	$0.72	$0.17	23.6%

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$0.78	$1.00	$(0.22)	(22.0%)
Funds from Operations (FFO) per share	$1.66	$1.45	$0.21	14.5%
Normalized FFO per share	$1.66	$1.40	$0.26	18.6%

“We delivered outstanding results this quarter supported by favorable supply-and-demand dynamics and a healthy labor market bolstering employment and wages.  As a result, we are pleased to significantly raise our full year same store revenue, NOI and Normalized FFO guidance,” said Mark J. Parrell, Equity Residential’s President and CEO.  “Going forward, we expect elevated single family home ownership costs and positive household formation trends to buffer the impact on our business from economic weakness and see our affluent resident base as more resilient to rising inflation due to higher levels of disposable income and lower relative rent-to-income ratios.”

Recent Highlights

•

The Company reported a 13.6% increase in same store revenue for the second quarter of 2022 compared to the same period of 2021, driven by strong Physical Occupancy and continued growth in pricing power. Same store expense growth continued to remain in check at 3.1% driven by favorable real estate tax and payroll expense.

•	The Company has increased the midpoint of its full year 2022 same store revenue guidance to 10.5% from 9.0% and adjusted various guidance ranges as described in the table below.
•	The Company sold a 354-unit apartment property in New York for approximately $265.7 million in April 2022 and in July 2022 sold a 455-unit apartment property in New York for $415.0 million.

Full Year 2022 Guidance

The Company has revised its guidance for its full year 2022 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.5%	96.5%	0.0%
Revenue change	10.0% to 11.0%	8.0% to 10.0%	1.5%
Expense change	2.5% to 3.5%	2.5% to 3.5%	0.0%
NOI change	13.75% to 14.75%	11.0% to 13.0%	2.25%

EPS	$1.98 to $2.08	$4.18 to $4.28	$(2.20)
FFO per share	$3.45 to $3.55	$3.36 to $3.46	$0.09
Normalized FFO per share	$3.48 to $3.58	$3.40 to $3.50	$0.08

Transactions (1):
Consolidated rental acquisitions	$113.0 million	$2.0 billion
Consolidated rental dispositions	$746.0 million	$2.0 billion

(1)

Given current uncertainty in the transaction environment, the Company’s revised acquisition and disposition guidance reflects no additional activities beyond one sale for $65.5 million currently under contract and scheduled to close in the fourth quarter of 2022.

The change in the full year 2022 EPS guidance range is due primarily to lower expected property sale gains and the items described below.

The change in the full year 2022 FFO per share guidance range is due primarily to the items described below.

The change in the full year 2022 Normalized FFO per share guidance range is due primarily to:

Positive/(Negative) Impact
Revised Full Year 2022 vs Previous Full Year 2022
Residential same store Net Operating Income (NOI)	$0.09
2022 and 2021 transaction activity impact on NOI, net	(0.02)
Interest expense, net	0.01
Net	$0.08

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The changes in EPS for the quarter and six months ended June 30, 2022 compared to the same periods of 2021 are due primarily to lower property sale gains and higher depreciation expense in the current periods, offset by the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and six months ended June 30, 2022 compared to the same periods of 2021 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2022 vs. Second Quarter 2021	June YTD 2022 vs. June YTD 2021
Residential Same Store NOI	$0.18	$0.27
Non-Residential same store NOI	0.01	0.01
Lease-Up NOI	0.01	0.02
2022 and 2021 transaction activity impact on NOI, net	–	0.01
Interest expense, net	(0.01)	(0.02)
Other items	(0.02)	(0.03)
Net	$0.17	$0.26

Same Store Results

The following table shows the total same store results for the periods presented.

	Second Quarter 2022 vs. Second Quarter 2021	Second Quarter 2022 vs. First Quarter 2022	June YTD 2022 vs. June YTD 2021
Apartment Units	74,057	78,108	74,057
Physical Occupancy	96.7% vs. 96.1%	96.7% vs. 96.4%	96.5% vs. 95.5%

Revenues	13.6%	5.3%	10.7%
Expenses	3.1%	(2.9%)	2.8%
NOI	19.1%	9.6%	15.0%

On page 11 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 33 of this release.  Non-Residential operations account for approximately 3.8% of total revenues for the six months ended June 30, 2022.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Second Quarter 2022 vs. Second Quarter 2021	Second Quarter 2022 vs. First Quarter 2022	June YTD 2022 vs. June YTD 2021
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	8.3%	2.7%	6.3%
Leasing Concessions	2.0%	0.3%	1.7%
Vacancy gain (loss)	0.2%	0.1%	0.7%
Bad Debt, Net (1)	2.5%	1.9%	1.6%
Other (2)	0.7%	0.4%	0.5%
Same Store Residential Revenues- current period	13.7%	5.4%	10.8%

(1)	Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts.
(2)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q1 2022	Q2 2022	July 2022 (1)
Physical Occupancy (2)	96.3%	96.4%	96.5%
Percentage of Residents Renewing by quarter/month	59.9%	56.3%	55.0%

New Lease Change	15.3%	19.2%	16.4%
Renewal Rate Achieved	12.0%	11.2%	10.0%
Blended Rate	13.3%	14.8%	12.9%

(1)

July 2022 results are preliminary.  Moderation in July operating metrics is being driven by a more challenging 2021 comparable period, not a loss in operating momentum, as our sequential rents continue to grow.

(2)	Physical Occupancy is as of month-end March for Q1 2022, month-end June for Q2 2022 and as of July 21st for July 2022.

Investment Activity and Portfolio Strategy

The Company did not acquire any properties during the second quarter of 2022. During the first six months of 2022, the Company acquired a 172-unit apartment property in San Diego, built in 2020, for $113.0 million at an Acquisition Cap Rate of 3.5%.

During the second quarter of 2022, the Company sold a 354-unit apartment property in New York, built in 2003, for approximately $265.7 million at a Disposition Yield of 3.3%, generating an Unlevered IRR of 6.6%.  Subsequent to the end of the second quarter, the Company sold a 455-unit apartment property in New York, built in 2001, for $415.0 million at a Disposition Yield of 3.4%.

Also during the second quarter of 2022, the Company began construction on one wholly owned densification project located in Santa Clara, CA for the development of 225 apartment units and one unconsolidated project located in Ft. Worth, TX for the development of 362 apartment units as part of its joint venture with Toll Brothers.

Third Quarter 2022 Guidance

The Company has established guidance ranges for the third quarter of 2022 EPS, FFO per share and Normalized FFO per share as listed below:

Q3 2022 Guidance
EPS	$0.77 to $0.81
FFO per share	$0.87 to $0.91
Normalized FFO per share	$0.89 to $0.93

The difference between the second quarter of 2022 actual EPS of $0.59 and the third quarter of 2022 EPS guidance midpoint of $0.79 is due primarily to higher expected property sale gains and the items described below.

There is no net change between the second quarter of 2022 actual FFO of $0.89 per share and the third quarter of 2022 FFO guidance midpoint of $0.89 per share.

The difference between the second quarter of 2022 actual Normalized FFO of $0.89 per share and the third quarter of 2022 Normalized FFO guidance midpoint of $0.91 per share is due primarily to:

Positive/(Negative) Impact
Third Quarter 2022 vs. Second Quarter 2022
Residential Same Store NOI	$0.01
2022 transaction activity impact on NOI, net	(0.01)
Interest expense, net	0.01
Other items	0.01
Net	$0.02

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters.  Equity Residential owns or has investments in 310 properties consisting of 80,227 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, July 27, 2022 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2022	2021	2022	2021
REVENUES
Rental income	$1,340,378	$1,195,661	$687,030	$598,059

EXPENSES
Property and maintenance	241,229	224,800	116,355	107,746
Real estate taxes and insurance	202,538	200,871	101,850	97,401
Property management	57,306	50,585	26,559	24,455
General and administrative	33,661	30,061	16,423	14,678
Depreciation	453,767	400,635	223,806	200,673
Total expenses	988,501	906,952	484,993	444,953

Net gain (loss) on sales of real estate properties	107,795	223,695	107,897	223,738

Operating income	459,672	512,404	309,934	376,844

Interest and other income	4,124	24,320	596	24,104
Other expenses	(5,436)	(7,452)	(2,380)	(3,342)
Interest:
Expense incurred, net	(144,681)	(134,482)	(71,889)	(67,124)
Amortization of deferred financing costs	(4,201)	(4,124)	(2,124)	(1,939)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	309,478	390,666	234,137	328,543
Income and other tax (expense) benefit	(573)	(395)	(291)	(242)
Income (loss) from investments in unconsolidated entities	(2,429)	(1,872)	(1,168)	(261)
Net gain (loss) on sales of land parcels	—	5	—	—
Net income	306,476	388,404	232,678	328,040
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(10,027)	(13,056)	(7,633)	(10,913)
Partially Owned Properties	(1,583)	(1,423)	(944)	(741)
Net income attributable to controlling interests	294,866	373,925	224,101	316,386
Preferred distributions	(1,545)	(1,545)	(773)	(772)
Net income available to Common Shares	$293,321	$372,380	$223,328	$315,614

Earnings per share – basic:
Net income available to Common Shares	$0.78	$1.00	$0.59	$0.84
Weighted average Common Shares outstanding	375,640	373,050	375,769	373,812

Earnings per share – diluted:
Net income available to Common Shares	$0.78	$1.00	$0.59	$0.84
Weighted average Common Shares outstanding	389,463	387,367	389,363	387,820

Distributions declared per Common Share outstanding	$1.25	$1.205	$0.625	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2022	2021	2022	2021
Net income	$306,476	$388,404	$232,678	$328,040
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,583)	(1,423)	(944)	(741)
Preferred distributions	(1,545)	(1,545)	(773)	(772)
Net income available to Common Shares and Units	303,348	385,436	230,961	326,527

Adjustments:
Depreciation	453,767	400,635	223,806	200,673
Depreciation – Non-real estate additions	(2,114)	(2,176)	(1,062)	(1,076)
Depreciation – Partially Owned Properties	(1,554)	(1,682)	(661)	(854)
Depreciation – Unconsolidated Properties	1,240	1,233	620	616
Net (gain) loss on sales of unconsolidated entities - operating assets	(9)	(4)	—	—
Net (gain) loss on sales of real estate properties	(107,795)	(223,695)	(107,897)	(223,738)
FFO available to Common Shares and Units	646,883	559,747	345,767	302,148

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	2,515	2,647	1,052	1,316
Debt extinguishment and preferred share redemption (gains) losses	469	264	469	—
Non-operating asset (gains) losses	(1,330)	(23,308)	312	(24,162)
Other miscellaneous items	(185)	3,341	186	1,099
Normalized FFO available to Common Shares and Units	$648,352	$542,691	$347,786	$280,401

FFO	$648,428	$561,292	$346,540	$302,920
Preferred distributions	(1,545)	(1,545)	(773)	(772)
FFO available to Common Shares and Units	$646,883	$559,747	$345,767	$302,148
FFO per share and Unit – basic	$1.67	$1.45	$0.89	$0.78
FFO per share and Unit – diluted	$1.66	$1.45	$0.89	$0.78

Normalized FFO	$649,897	$544,236	$348,559	$281,173
Preferred distributions	(1,545)	(1,545)	(773)	(772)
Normalized FFO available to Common Shares and Units	$648,352	$542,691	$347,786	$280,401
Normalized FFO per share and Unit – basic	$1.67	$1.41	$0.90	$0.73
Normalized FFO per share and Unit – diluted	$1.66	$1.40	$0.89	$0.72

Weighted average Common Shares and Units outstanding – basic	387,531	385,594	387,664	385,856
Weighted average Common Shares and Units outstanding – diluted	389,463	387,367	389,363	387,820

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Land	$5,733,412	$5,814,790
Depreciable property	22,443,313	22,370,811
Projects under development	65,161	24,307
Land held for development	59,573	62,998
Investment in real estate	28,301,459	28,272,906
Accumulated depreciation	(8,740,806)	(8,354,282)
Investment in real estate, net	19,560,653	19,918,624
Investments in unconsolidated entities[1]	169,272	127,448
Cash and cash equivalents	45,010	123,832
Restricted deposits	73,641	236,404
Right-of-use assets	468,834	474,713
Other assets	256,935	288,220
Total assets	$20,574,345	$21,169,241

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,944,404	$2,191,201
Notes, net	5,838,693	5,835,222
Line of credit and commercial paper	184,946	315,030
Accounts payable and accrued expenses	119,402	107,013
Accrued interest payable	69,037	69,510
Lease liabilities	310,513	312,335
Other liabilities	292,205	353,102
Security deposits	69,609	66,141
Distributions payable	242,667	233,502
Total liabilities	9,071,476	9,483,056

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	398,188	498,977
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of June 30, 2022 and December 31, 2021	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 376,118,433 shares issued and outstanding as of June 30, 2022 and 375,527,195 shares issued and outstanding as of December 31, 2021	3,761	3,755
Paid in capital	9,229,738	9,121,122
Retained earnings	1,649,960	1,827,063
Accumulated other comprehensive income (loss)	(30,650)	(34,272)
Total shareholders’ equity	10,890,089	10,954,948
Noncontrolling Interests:
Operating Partnership	216,326	214,094
Partially Owned Properties	(1,734)	18,166
Total Noncontrolling Interests	214,592	232,260
Total equity	11,104,681	11,187,208
Total liabilities and equity	$20,574,345	$21,169,241

[1]

Includes $110.7 million and $72.5 million in unconsolidated development projects as of June 30, 2022 and December 31, 2021, respectively.  See Development and Lease-Up Projects for additional detail on unconsolidated development projects.

Equity Residential Portfolio Summary As of June 30, 2022

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Established Markets:
Los Angeles	66	15,259	18.6%	$2,815
Orange County	13	4,028	5.3%	2,659
San Diego	12	2,878	4.0%	2,744
Subtotal – Southern California	91	22,165	27.9%	2,778

San Francisco	44	11,830	16.0%	3,148
Washington DC	48	14,851	15.7%	2,440
New York	35	8,991	13.2%	3,995
Boston	27	7,170	11.4%	3,215
Seattle	46	9,525	11.0%	2,478
Subtotal – Established Markets	291	74,532	95.2%	2,921

Expansion Markets:
Denver	8	2,498	2.6%	2,278
Atlanta	4	1,215	1.0%	1,993
Dallas/Ft. Worth	4	1,241	0.8%	1,877
Austin	3	741	0.4%	1,724
Subtotal – Expansion Markets	19	5,695	4.8%	2,059

Total	310	80,227	100.0%	$2,860

	Properties	Apartment Units

Wholly Owned Properties	295	77,113
Partially Owned Properties – Consolidated (1)	15	3,114

	310	80,227

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

(1)

During the second quarter of 2022, the Company acquired its joint venture partner’s 25% interest in a 432-unit apartment property in Chevy Chase, MD for $32.2 million, and the property is now wholly owned.

Equity Residential

Portfolio Rollforward Q2 2022

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	3/31/2022	311	80,581

Dispositions:
Consolidated Rental Properties		(1)	(354)	$(265,650)	(3.3%)

	6/30/2022	310	80,227

Portfolio Rollforward 2022

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2021		310	80,407

Acquisitions:
Consolidated Rental Properties		1	172	$113,000	3.5%

				Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties		(1)	(354)	$(265,650)	(3.3%)

Configuration Changes		—	2

	6/30/2022	310	80,227

2nd Quarter 2022 Earnings Release	10

Equity Residential

Second Quarter 2022 vs. Second Quarter 2021

Same Store Results/Statistics Including 74,057 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Second Quarter 2022								Second Quarter 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$622,358	(1)	13.7%	$23,439	12.3%	$645,797	13.6%	Revenues	$547,502	$20,863	$568,365
Expenses	$195,372		3.1%	$5,993	1.5%	$201,365	3.1%	Expenses	$189,425	$5,903	$195,328
NOI	$426,986		19.2%	$17,446	16.6%	$444,432	19.1%	NOI	$358,077	$14,960	$373,037

Average Rental Rate	$2,900		13.0%					Average Rental Rate	$2,566
Physical Occupancy	96.7%		0.6%					Physical Occupancy	96.1%
Turnover	11.1%		(0.3%)					Turnover	11.4%

Second Quarter 2022 vs. First Quarter 2022

Same Store Results/Statistics Including 78,108 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Second Quarter 2022								First Quarter 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$646,187	(1)	5.4%	$23,929	2.9%	$670,116	5.3%	Revenues	$612,924	$23,246	$636,170
Expenses	$204,750		(2.8%)	$6,132	(3.1%)	$210,882	(2.9%)	Expenses	$210,740	$6,331	$217,071
NOI	$441,437		9.8%	$17,797	5.2%	$459,234	9.6%	NOI	$402,184	$16,915	$419,099

Average Rental Rate	$2,855		5.2%					Average Rental Rate	$2,715
Physical Occupancy	96.7%		0.3%					Physical Occupancy	96.4%
Turnover	11.2%		2.4%					Turnover	8.8%

June YTD 2022 vs. June YTD 2021

Same Store Results/Statistics Including 74,057 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

June YTD 2022								June YTD 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$1,211,971	(1)	10.8%	$46,262	9.5%	$1,258,233	10.7%	Revenues	$1,094,291	$42,246	$1,136,537
Expenses	$396,666		2.8%	$12,183	2.0%	$408,849	2.8%	Expenses	$385,818	$11,944	$397,762
NOI	$815,305		15.1%	$34,079	12.5%	$849,384	15.0%	NOI	$708,473	$30,302	$738,775

Average Rental Rate	$2,827		9.6%					Average Rental Rate	$2,580
Physical Occupancy	96.5%		1.0%					Physical Occupancy	95.5%
Turnover	19.8%		(1.5%)					Turnover	21.3%

(1)

See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

2nd Quarter 2022 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Second Quarter 2022 vs. Second Quarter 2021		Second Quarter 2022 vs. First Quarter 2022		June YTD 2022 vs. June YTD 2021
	74,057 Same Store Apartment Units		78,108 Same Store Apartment Units		74,057 Same Store Apartment Units
	Q2 2022	Q2 2021	Q2 2022	Q1 2022	June YTD 2022	June YTD 2021
Same Store Residential Revenues (GAAP Basis)	$622,358	$547,502	$646,187	$612,924	$1,211,971	$1,094,291
Leasing Concessions amortized	1,703	12,871	2,103	3,971	5,298	24,381
Leasing Concessions granted	(1,253)	(8,009)	(1,447)	(1,559)	(2,603)	(24,794)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$622,808	$552,364	$646,843	$615,336	$1,214,666	$1,093,878

% change - GAAP revenue	13.7%		5.4%		10.8%

% change - cash revenue	12.8%		5.1%		11.0%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 74,057 Same Store Apartment Units

($ in thousands)

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Same store revenues	$645,797	$612,436	$608,065	$589,545	$568,365
Same store expenses	201,365	207,484	196,936	202,510	195,328
Same store NOI (includes Residential and Non-Residential)	$444,432	$404,952	$411,129	$387,035	$373,037

2nd Quarter 2022 Earnings Release	12

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 74,057 Same Store Apartment Units

($ in thousands)

	Residential			Non-Residential
Balance Sheet (Other assets):	June 30, 2022		March 31, 2022	June 30, 2022	March 31, 2022
Resident/tenant accounts receivable balances	$35,243		$42,302	$3,410	$3,631
Allowance for doubtful accounts	(31,690)		(37,875)	(2,534)	(2,379)
Net receivable balances	$3,553	(1)	$4,427	$876	$1,252

Straight-line receivable balances	$2,002	(2)	$2,452	$12,530	$12,630

(1)	The Company held same store Residential security deposits approximating 63.0% of the net Residential receivable balance at June 30, 2022.
(2)

Total same store Residential Leasing Concessions granted in the second quarter of 2022 were approximately $1.3 million.  The straight-line receivable balance of $2.0 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2022 and the first half of 2023.

Same Store Residential Bad Debt

Including 74,057 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q2 2022	Q1 2022	Q2 2021
Bad Debt, Net (1)	$(1,791)	$9,627	$11,929
% of Same Store Residential Revenues	(0.3%)	1.6%	2.2%

(1)

Bad Debt, Net benefited from additional resident payments due to governmental rental assistance programs of approximately $14.7 million and $9.6 million during the second quarter of 2022 and first quarter of 2022, respectively.

2nd Quarter 2022 Earnings Release	13

Equity Residential Second Quarter 2022 vs. Second Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2022 % of Actual NOI	Q2 2022 Average Rental Rate	Q2 2022 Weighted Average Physical Occupancy %	Q2 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	20.9%	$2,815	96.7%	9.2%	17.9%	(1)	3.3%	24.9%	17.6%	0.3%	(1.3%)
Orange County	4,028	5.8%	2,659	97.2%	8.8%	17.2%	(1)	4.7%	20.9%	17.9%	(0.7%)	0.5%
San Diego	2,706	3.9%	2,719	97.4%	9.5%	11.9%		1.8%	15.0%	12.9%	(0.8%)	(0.6%)
Subtotal – Southern California	21,993	30.6%	2,775	96.9%	9.2%	17.0%		3.3%	22.8%	17.1%	0.0%	(0.9%)

San Francisco	11,366	17.4%	3,152	96.7%	9.4%	12.7%	(1)	3.5%	16.9%	11.0%	1.4%	(2.0%)
Washington DC	14,322	15.8%	2,432	96.8%	11.4%	5.5%		7.9%	4.4%	5.0%	0.5%	(0.5%)
New York	8,991	13.6%	3,995	97.1%	11.8%	19.8%		0.7%	41.4%	17.5%	2.0%	1.7%
Seattle	9,331	11.1%	2,476	95.3%	14.6%	11.9%		(2.3%)	18.6%	12.2%	(0.3%)	0.9%
Boston	6,430	9.7%	3,153	96.8%	11.9%	12.6%		5.4%	15.9%	11.6%	0.8%	0.1%
Denver	1,624	1.8%	2,277	96.8%	18.2%	12.8%		7.8%	14.8%	13.0%	(0.2%)	2.9%

Total	74,057	100.0%	$2,900	96.7%	11.1%	13.7%	(2)	3.1%	19.2%	13.0%	0.6%	(0.3%)

(1)

Excluding the positive impact of Bad Debt, Net which was primarily driven by receipt of governmental rental assistance, same store revenue growth would have been 8.8%, 12.8% and 9.8% for Los Angeles, Orange County and San Francisco, respectively.

(2)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 12.8% in the second quarter of 2022 compared to the second quarter of 2021.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2022.

2nd Quarter 2022 Earnings Release	14

Equity Residential Second Quarter 2022 vs. First Quarter 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2022 % of Actual NOI	Q2 2022 Average Rental Rate	Q2 2022 Weighted Average Physical Occupancy %	Q2 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	20.2%	$2,815	96.7%	9.2%	8.9%	(1)	(3.0%)	14.5%	8.9%	0.0%	0.9%
Orange County	4,028	5.6%	2,659	97.2%	8.8%	8.6%	(1)	(0.7%)	11.3%	8.5%	0.1%	2.5%
San Diego	2,706	3.8%	2,719	97.4%	9.5%	2.5%		(6.2%)	5.2%	2.1%	0.5%	0.6%
Subtotal – Southern California	21,993	29.6%	2,775	96.9%	9.2%	8.1%		(3.0%)	12.6%	8.0%	0.1%	1.2%

San Francisco	11,366	16.9%	3,152	96.7%	9.4%	4.8%	(1)	(4.7%)	9.1%	4.5%	0.3%	0.0%
Washington DC	14,535	15.4%	2,427	96.8%	11.4%	2.5%		1.0%	3.3%	2.6%	(0.1%)	3.2%
New York	8,991	13.1%	3,995	97.1%	11.8%	6.9%		(5.1%)	19.0%	6.9%	0.1%	3.5%
Seattle	9,524	11.0%	2,478	95.3%	14.6%	4.5%		1.4%	5.8%	3.8%	0.7%	3.2%
Boston	6,700	9.7%	3,133	96.8%	12.0%	4.1%		(5.3%)	8.7%	3.0%	1.0%	4.4%
Denver	2,223	2.4%	2,289	96.6%	18.4%	2.8%		(2.7%)	5.1%	2.7%	(0.1%)	7.8%
Other Expansion Markets	2,776	1.9%	1,870	96.7%	13.5%	2.2%		(0.6%)	4.5%	1.9%	0.1%	2.7%

Total	78,108	100.0%	$2,855	96.7%	11.2%	5.4%	(2)	(2.8%)	9.8%	5.2%	0.3%	2.4%

(1)

Excluding the positive impact of Bad Debt, Net which was primarily driven by receipt of governmental rental assistance, same store revenue growth would have been 2.2%, 3.1% and 2.6% for Los Angeles, Orange County and San Francisco, respectively.

(2)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 5.1% in the second quarter of 2022 compared to the first quarter of 2022.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2022.

2nd Quarter 2022 Earnings Release	15

Equity Residential June YTD 2022 vs. June YTD 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 22 % of Actual NOI	June YTD 22 Average Rental Rate	June YTD 22 Weighted Average Physical Occupancy %	June YTD 22 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	20.5%	$2,700	96.7%	17.5%	13.3%	(1)	3.0%	18.3%	12.6%	0.6%	(3.0%)
Orange County	4,028	5.8%	2,555	97.2%	15.1%	14.3%	(1)	3.2%	17.7%	14.6%	(0.2%)	(1.0%)
San Diego	2,706	4.0%	2,693	97.1%	18.4%	11.8%		4.1%	14.3%	12.6%	(0.6%)	(2.1%)
Subtotal – Southern California	21,993	30.3%	2,672	96.8%	17.2%	13.3%		3.2%	17.7%	12.9%	0.3%	(2.5%)

San Francisco	11,366	17.5%	3,085	96.6%	18.8%	9.3%	(1)	3.6%	12.0%	6.9%	2.1%	(4.2%)
Washington DC	14,322	16.2%	2,402	96.8%	19.5%	4.3%		5.9%	3.4%	3.5%	0.7%	(2.0%)
New York	8,991	13.1%	3,867	97.1%	20.1%	16.8%		1.5%	35.0%	12.1%	4.0%	1.6%
Seattle	9,331	11.3%	2,431	95.0%	26.1%	8.5%		(3.9%)	14.4%	9.2%	(0.6%)	1.2%
Boston	6,430	9.7%	3,104	96.4%	19.5%	10.1%		5.2%	12.5%	9.3%	0.8%	(1.2%)
Denver	1,624	1.9%	2,242	97.1%	28.7%	12.8%		6.9%	15.2%	12.1%	0.5%	1.2%

Total	74,057	100.0%	$2,827	96.5%	19.8%	10.8%	(2)	2.8%	15.1%	9.6%	1.0%	(1.5%)

(1)

Excluding the positive impact of Bad Debt, Net which was primarily driven by receipt of governmental rental assistance, same store revenue growth would have been 7.9%, 12.1% and 7.6% for Los Angeles, Orange County and San Francisco, respectively.

(2)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 11.0% in the six months ended June 30, 2022 compared to the six months ended June 30, 2021.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2022.

2nd Quarter 2022 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 74,057 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2022	Q1 2022	Q2 2022	Q1 2022	Q2 2022	Q1 2022

Southern California	15.7%	14.6%	7.1%	7.2%	10.6%	10.0%
San Francisco	14.9%	12.7%	9.1%	12.6%	11.7%	12.6%
Washington DC	11.2%	9.0%	8.3%	7.0%	9.6%	7.8%
New York	37.9%	29.7%	19.2%	21.4%	27.2%	24.7%
Seattle	17.5%	13.0%	13.1%	16.4%	15.3%	14.6%
Boston	17.8%	13.1%	12.4%	15.6%	14.9%	14.4%
Denver	12.7%	11.0%	12.3%	11.8%	12.5%	11.3%

Total	19.2%	15.3%	11.2%	12.0%	14.8%	13.3%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for July 2022 preliminary data.

2nd Quarter 2022 Earnings Release	17

Equity Residential

Second Quarter 2022 vs. Second Quarter 2021

Total Same Store Operating Expenses Including 74,057 Same Store Apartment Units

($ in thousands)

	Q2 2022	Q2 2021	$ Change (1)	% Change	% of Q2 2022 Operating Expenses

Real estate taxes	$86,191	$86,026	$165	0.2%	42.8%
On-site payroll	37,357	38,826	(1,469)	(3.8%)	18.5%
Utilities	30,754	27,367	3,387	12.4%	15.3%
Repairs and maintenance	26,457	23,646	2,811	11.9%	13.1%
Insurance	7,185	6,613	572	8.6%	3.6%
Leasing and advertising	2,420	2,670	(250)	(9.4%)	1.2%
Other on-site operating expenses	11,001	10,180	821	8.1%	5.5%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$201,365	$195,328	$6,037	3.1%	100.0%

June YTD 2022 vs. June YTD 2021

Total Same Store Operating Expenses Including 74,057 Same Store Apartment Units

($ in thousands)

	YTD 2022	YTD 2021	$ Change (1)	% Change	% of YTD 2022 Operating Expenses

Real estate taxes	$172,621	$172,052	$569	0.3%	42.2%
On-site payroll	77,191	80,091	(2,900)	(3.6%)	18.9%
Utilities	64,426	57,379	7,047	12.3%	15.8%
Repairs and maintenance	51,689	47,307	4,382	9.3%	12.6%
Insurance	14,359	13,226	1,133	8.6%	3.5%
Leasing and advertising	4,641	5,390	(749)	(13.9%)	1.1%
Other on-site operating expenses	23,922	22,317	1,605	7.2%	5.9%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$408,849	$397,762	$11,087	2.8%	100.0%

(1)	The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives and higher than usual staffing vacancies during the periods presented.

Utilities – Increase from gas and electric primarily driven by higher commodity prices.

Repairs and maintenance – Increase primarily driven by volume and timing of maintenance and repairs along with increases in minimum wage on contracted services.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Decrease due primarily to reduction in use of outside brokers.

Other on-site operating expenses – Increase driven by higher property-related legal expenses.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2022 Earnings Release	18

Equity Residential

Debt Summary as of June 30, 2022

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$1,944,404	24.4%	3.37%	5.1
Unsecured	6,023,639	75.6%	3.50%	9.2

Total	$7,968,043	100.0%	3.47%	8.2
Fixed Rate Debt:
Secured – Conventional	$1,634,255	20.5%	3.71%	4.3
Unsecured – Public	5,838,693	73.3%	3.60%	9.5

Fixed Rate Debt	7,472,948	93.8%	3.62%	8.4

Floating Rate Debt:
Secured – Conventional	74,624	0.9%	2.76%	1.3
Secured – Tax Exempt	235,525	3.0%	0.95%	12.0
Unsecured – Revolving Credit Facility	—	—	—	2.3
Unsecured – Commercial Paper Program (2)	184,946	2.3%	0.60%	—

Floating Rate Debt	495,095	6.2%	1.07%	6.1

Total	$7,968,043	100.0%	3.47%	8.2

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At June 30, 2022, the weighted average maturity of commercial paper outstanding was 12 days.  The weighted average amount outstanding for the six months ended June 30, 2022 was approximately $186.7 million.

Note:  The Company capitalized interest of approximately $2.3 million and $8.2 million during the six months ended June 30, 2022 and 2021, respectively.  The Company capitalized interest of approximately $1.3 million and $4.4 million during the quarters ended June 30, 2022 and 2021, respectively.

2nd Quarter 2022 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of June 30, 2022

($ in thousands)

Year	Fixed Rate		Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2022	$326		$185,118	(2)	$185,444	2.3%	3.48%	1.72%
2023	1,325,588	(3)	68,276		1,393,864	17.3%	3.74%	3.71%
2024	—		6,100		6,100	0.1%	N/A	0.96%
2025	450,000		19,712		469,712	5.8%	3.38%	3.34%
2026	592,025		9,000		601,025	7.5%	3.58%	3.54%
2027	400,000		9,800		409,800	5.1%	3.25%	3.19%
2028	900,000		10,700		910,700	11.3%	3.79%	3.76%
2029	888,120		11,500		899,620	11.2%	3.30%	3.27%
2030	1,095,000		12,600		1,107,600	13.8%	2.55%	2.53%
2031	528,500		39,700		568,200	7.1%	1.94%	1.87%
2032+	1,350,850		138,900		1,489,750	18.5%	4.39%	4.06%
Subtotal	7,530,409		511,406		8,041,815	100.0%	3.45%	3.33%
Deferred Financing Costs and Unamortized (Discount)	(57,461)		(16,311)		(73,772)	N/A	N/A	N/A

Total	$7,472,948		$495,095		$7,968,043	100.0%	3.45%	3.33%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Includes $185.0 million in principal outstanding on the Company’s commercial paper program.
(3)

The Company has sent a redemption notice on its $500.0 million unsecured notes due in 2023.  The redemption is expected to occur in the third quarter of 2022 and will be funded from disposition proceeds.

2nd Quarter 2022 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2022	2022
Debt to Adjusted Total Assets (not to exceed 60%)	29.0%	29.6%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	7.9%	8.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.54	5.24

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	461.5%	458.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2022	2022
Total debt to Normalized EBITDAre	5.05x	5.42x

Net debt to Normalized EBITDAre	5.01x	5.38x

Unencumbered NOI as a % of total NOI	88.4%	87.5%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2022 Earnings Release	21

Equity Residential

Capital Structure as of June 30, 2022

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,944,404	24.4%
Unsecured Debt			6,023,639	75.6%

Total Debt			7,968,043	100.0%	22.1%

Common Shares (includes Restricted Shares)	376,118,433	96.7%
Units (includes OP Units and Restricted Units)	12,851,180	3.3%

Total Shares and Units	388,969,613	100.0%
Common Share Price at June 30, 2022	$72.22
			28,091,385	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			28,128,665	100.0%	77.9%

Total Market Capitalization			$36,096,708		100.0%

Perpetual Preferred Equity as of June 30, 2022

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

2nd Quarter 2022 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2022	June YTD 2021	Q2 2022	Q2 2021

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	375,639,505	373,049,965	375,768,632	373,811,755
Shares issuable from assumed conversion/vesting of:
- OP Units	11,891,583	12,544,494	11,895,086	12,044,402
- long-term compensation shares/units	1,862,666	1,772,470	1,697,634	1,963,498
- ATM forward sales	68,823	—	1,470	—

Total Common Shares and Units - diluted	389,462,577	387,366,929	389,362,822	387,819,655

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	375,639,505	373,049,965	375,768,632	373,811,755
OP Units - basic	11,891,583	12,544,494	11,895,086	12,044,402

Total Common Shares and OP Units - basic	387,531,088	385,594,459	387,663,718	385,856,157
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,862,666	1,772,470	1,697,634	1,963,498
- ATM forward sales	68,823	—	1,470	—

Total Common Shares and Units - diluted	389,462,577	387,366,929	389,362,822	387,819,655

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	376,118,433	374,354,830
Units (includes OP Units and Restricted Units)	12,851,180	12,929,688

Total Shares and Units	388,969,613	387,284,518

2nd Quarter 2022 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of June 30, 2022 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
9th and W (2)	Washington, DC	92%	312	$108,027	$55,921	$9,993	53%	Q3 2021	Q2 2023	Q3 2023	Q3 2024	– / –
Laguna Clara II	Santa Clara, CA	100%	225	152,621	9,240	—	1%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –

Projects Under Development - Consolidated			537	260,648	65,161	9,993

Projects Completed Not Stabilized:
The Edge (fka 4885 Edgemoor Lane) (2)	Bethesda, MD	100%	154	73,771	73,037	—	100%	Q3 2019	Q3 2021	Q3 2021	Q3 2022	97% / 95%
Aero Apartments	Alameda, CA	90%	200	117,794	113,669	64,631	100%	Q3 2019	Q2 2021	Q2 2021	Q4 2022	90% / 88%
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	409,749	405,236	—	99%	Q2 2018	Q3 2021	Q4 2021	Q4 2022	90% / 85%

Projects Completed Not Stabilized - Consolidated			824	601,314	591,942	64,631

UNCONSOLIDATED: (3)
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	24,943	—	29%	Q3 2021	Q2 2023	Q4 2023	Q3 2024	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	72,692	—	18%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –
Solana Beeler Park	Denver, CO	90%	270	79,956	20,539	—	11%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Settler	Fort Worth, TX	75%	362	81,775	17,159	—	11%	Q2 2022	Q2 2024	Q3 2024	Q3 2025	– / –

Projects Under Development - Unconsolidated			1,291	426,399	135,333	—

Total Development Projects - Consolidated			1,361	861,962	657,103	74,624
Total Development Projects - Unconsolidated			1,291	426,399	135,333	—
Total Development Projects			2,652	$1,288,361	$792,436	$74,624

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q2 2022 NOI
Projects Under Development - Consolidated	$260,648	$—
Projects Completed Not Stabilized - Consolidated	601,314	4,693
Projects Under Development - Unconsolidated	426,399	—
	$1,288,361	$4,693

(1)

All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of June 30, 2022, no draws have been made on the construction loans for the unconsolidated joint venture projects under development.

(2)	The land parcels under these projects are subject to long-term ground leases.

(3)

The Company has six unconsolidated development joint ventures as of June 30, 2022. In addition to the four projects disclosed in “Projects Under Development – Unconsolidated” above, the Company has two additional unconsolidated joint venture projects that have not yet started but are expected to do so in 2022 and eventually deliver approximately 640 apartment units.

2nd Quarter 2022 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2022 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,057	6,170	80,227

Building Improvements	$42,373	$5,247	$47,620	$572

Renovation Expenditures (1)	17,555	—	17,555	237

Replacements	17,209	920	18,129	233

Capital Expenditures to Real Estate (2)	$77,137	$6,167	$83,304	$1,042

(1)	Renovation Expenditures on 714 same store apartment units for the six months ended June 30, 2022 approximated $24,587 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2022 Earnings Release	25

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2022		2021
	June 30, 2022	March 31, 2022	Q2	Q1	Q4	Q3	Q2
Net income	$1,314,786	$1,410,148	$232,678	$73,798	$560,978	$447,332	$328,040
Interest expense incurred, net	282,672	277,907	71,889	72,792	69,740	68,251	67,124
Amortization of deferred financing costs	8,814	8,629	2,124	2,077	2,565	2,048	1,939
Amortization of above/below market lease intangibles	4,464	4,327	1,116	1,116	1,116	1,116	979
Depreciation	891,404	868,271	223,806	229,961	222,240	215,397	200,673
Income and other tax expense (benefit)	1,093	1,044	291	282	236	284	242

EBITDA	2,503,233	2,570,326	531,904	380,026	856,875	734,428	598,997

Net (gain) loss on sales of real estate properties	(956,283)	(1,072,124)	(107,897)	102	(484,560)	(363,928)	(223,738)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,309)	(1,309)	—	(9)	(1,300)	—	—

EBITDAre	1,545,641	1,496,893	424,007	380,119	371,015	370,500	375,259

Impairment – non-operating assets	16,769	16,769	—	—	16,769	—	—
Write-off of pursuit costs (other expenses)	6,394	6,658	1,052	1,463	2,969	910	1,316
(Income) loss from investments in unconsolidated entities - operations	5,264	4,357	1,168	1,270	1,670	1,156	261
Realized (gain) loss on investment securities (interest and other income)	(2,064)	(25,631)	2	(2,066)	—	—	(23,565)
Insurance/litigation settlement or reserve income (interest and other income)	(2,300)	(2,317)	(311)	(1,227)	(20)	(742)	(328)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,103	8,103	—	750	4,482	1,871	1,000
Advocacy contributions (other expenses)	993	853	567	175	201	50	427
Other	(346)	(276)	(70)	(69)	(207)	—	—

Normalized EBITDAre	$1,577,454	$1,505,409	$426,415	$380,415	$396,879	$373,745	$354,370

Balance Sheet Items:	June 30, 2022	March 31, 2022

Total debt	$7,968,043	$8,160,151
Cash and cash equivalents	(45,010)	(41,140)
Mortgage principal reserves/sinking funds	(21,752)	(20,409)
Net debt	$7,901,281	$8,098,602

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2022 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2022	2021	Variance	2022	2021	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	2,515	2,647	(132)	1,052	1,316	(264)

Write-off of unamortized deferred financing costs (interest expense)	92	264	(172)	92	—	92
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	377	—	377	377	—	377
Debt extinguishment and preferred share redemption (gains) losses	469	264	205	469	—	469

Net (gain) loss on sales of land parcels	—	(5)	5	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	734	129	605	310	(597)	907
Realized (gain) loss on investment securities (interest and other income)	(2,064)	(23,432)	21,368	2	(23,565)	23,567
Non-operating asset (gains) losses	(1,330)	(23,308)	21,978	312	(24,162)	24,474

Insurance/litigation settlement or reserve income (interest and other income)	(1,538)	(328)	(1,210)	(311)	(328)	17
Insurance/litigation/environmental settlement or reserve expense (other expenses)	750	3,212	(2,462)	—	1,000	(1,000)
Advocacy contributions (other expenses)	742	457	285	567	427	140
Other	(139)	—	(139)	(70)	—	(70)
Other miscellaneous items	(185)	3,341	(3,526)	186	1,099	(913)

Adjustments from FFO to Normalized FFO	$1,469	$(17,056)	$18,525	$2,019	$(21,747)	$23,766

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2022 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2022	Revised Full Year 2022	Previous Full Year 2022

2022 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.89 to $0.93	$3.48 to $3.58	$3.40 to $3.50

2022 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.5%	96.5%
Revenue change		10.0% to 11.0%	8.0% to 10.0%
Expense change		2.5% to 3.5%	2.5% to 3.5%
NOI change (1)		13.75% to 14.75%	11.0% to 13.0%

2022 Transaction Assumptions

Consolidated rental acquisitions		$113.0M	$2.0B
Consolidated rental dispositions		$746.0M	$2.0B
Transaction Accretion (Dilution) (2)		–	(25 basis points)

2022 Debt Assumptions

Weighted average debt outstanding (2)		$7.85B to $8.0B	$8.275B to $8.475B
Interest expense, net (on a Normalized FFO basis)		$279.0M to $285.0M	$285.0M to $291.0M
Capitalized interest		$5.5M to $7.5M	$4.5M to $8.5M

2022 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$192.5M	$200.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,600	$2,700

2022 Other Guidance Assumptions

Property management expense		$110.0M to $112.0M	$113.0M to $116.0M
General and administrative expense		$58.0M to $60.0M	$55.0M to $59.0M
Debt offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		389.4M	390.9M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(2)

The Company has sent a redemption notice on its $500.0 million unsecured notes due in 2023.  The redemption is expected to occur in the third quarter of 2022 and will be funded from disposition proceeds.  There will be no prepayment penalty, but there will be a non-cash write-off of approximately $3.8 million in unamortized debt discounts and deferred financing costs that will reduce EPS and FFO per share but will not impact Normalized FFO per share.

(3)

During 2022, the Company expects to spend approximately $42.0 million for apartment unit Renovation Expenditures on approximately 1,750 same store apartment units at an average cost of approximately $24,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

2nd Quarter 2022 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2022
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(185,037)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(3,463)

Unsecured revolving credit facility availability	$2,311,500

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2022 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2022	Quarter Ended June 30, 2022

Net Gain (Loss) on Sales of Real Estate Properties	$107,795	$107,897
Accumulated Depreciation Gain	(61,131)	(61,131)

Economic Gain (Loss)	$46,664	$46,766

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

2nd Quarter 2022 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2022 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2022	YTD 2021	Q2 2022	Q2 2021	Q3 2022	2022
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.78	$1.00	$0.59	$0.84	$0.77 to $0.81	$1.98 to $2.08
Depreciation expense	1.16	1.03	0.58	0.52	0.55	2.25
Net (gain) loss on sales	(0.28)	(0.58)	(0.28)	(0.58)	(0.45)	(0.78)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	1.66	1.45	0.89	0.78	0.87 to 0.91	3.45 to 3.55

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	—	—	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	0.01	0.01
Non-operating asset (gains) losses	—	(0.06)	—	(0.06)	—	—
Other miscellaneous items	—	0.01	—	—	0.01	0.01

Normalized FFO per share – Diluted	$1.66	$1.40	$0.89	$0.72	$0.89 to $0.93	$3.48 to $3.58

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2022	2021	2022	2021
Operating income	$459,672	$512,404	$309,934	$376,844
Adjustments:
Property management	57,306	50,585	26,559	24,455
General and administrative	33,661	30,061	16,423	14,678
Depreciation	453,767	400,635	223,806	200,673
Net (gain) loss on sales of real estate properties	(107,795)	(223,695)	(107,897)	(223,738)
Total NOI	$896,611	$769,990	$468,825	$392,912
Rental income:
Same store	$1,258,233	$1,136,537	$645,797	$568,365
Non-same store/other	82,145	59,124	41,233	29,694
Total rental income	1,340,378	1,195,661	687,030	598,059
Operating expenses:
Same store	408,849	397,762	201,365	195,328
Non-same store/other	34,918	27,909	16,840	9,819
Total operating expenses	443,767	425,671	218,205	205,147
NOI:
Same store	849,384	738,775	444,432	373,037
Non-same store/other	47,227	31,215	24,393	19,875
Total NOI	$896,611	$769,990	$468,825	$392,912

2nd Quarter 2022 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2021 and 2022, plus any properties in lease-up and not stabilized as of January 1, 2021.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2021, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2022 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.  Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2022.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2022 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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